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                                                                     Exhibit 1.1

                             ARTICLES SUPPLEMENTARY
                                       TO
                            ARTICLES OF INCORPORATION
                                       TO
                      HILLIARD-LYONS GOVERNMENT FUND, INC.

         Pursuant to the provisions of Sections 2-105(c) and 2-208.1 of the General Corporation Law of Maryland, an amendment to the articles of incorporation of Hilliard-Lyons Government Fund, Inc. (the "Corporation") increasing the Corporation's authorized capital has been adopted as follows:

         FIRST: Immediately prior to the amendment to the Corporation's Articles of Incorporation, Article Five of the Corporation's Articles of Incorporation stated that "The total number of shares of stock which the Corporation shall have authority to issue is Two Billion (2,000,000,000) shares of the par value of One Cent ($0.01) per share, all of which shall be of a single class called Common Stock, such shares having an aggregate par value of Twenty Million Dollars ($20,000,000)."

         SECOND: Immediately after the amendment to the Corporation's Articles of Incorporation, Article Five of the Corporation's Articles of Incorporation states that "The total number of shares of stock which the Corporation shall have authority to issue is Two Billion Five Hundred Million (2,500,000,000) shares of the par value of One Cent ($0.01) per share, all of which shall be of a single class called Common Stock, such shares having an aggregate par value of Twenty-five Million Dollars ($25,000,000)."

         THIRD: The Corporation is registered as an open-end company under the Investment Company Act of 1940.

         FOURTH: The Board of Directors of the Corporation approved this amendment to the Corporation's Articles of Incorporation increasing the total number of shares of capital stock that the Corporation has authority to issue in accordance with Section 2-105(c) of the General Corporation Law of Maryland.

         IN WITNESS WHEREOF, I have signed these Articles of Supplementary and have acknowledged the same to be the act of Hilliard-Lyons Government Fund, Inc. under penalties of perjury on this 26th day of March 2001.







                                         /s/ Joseph C. Curry
                                         --------------------------------------
                                         Joseph C. Curry, Jr., President



Witness:



/s/ Dianna P. Wengler
----------------------------------------
Dianna P. Wengler, Assistant Secretary